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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                         Hometown Bancorporation, Inc.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   437859101
                                (CUSIP Number)

     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages



CUSIP No. 437859101                 13G                       Page 2 of 5 Pages

 1) Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    Keefe Managers, Inc.
    13-361-0107

 2) Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  / /
      (b)  / /

 3) SEC Use Only

 4) Citizenship or Place of Organization

    Delaware

                    (5) Sole Voting Power
                        -0-

Number of Shares
                    (6) Shared Voting Power
 Beneficially           -0-

 Owned by Each
                    (7) Sole Dispositive Power
Reporting Person        -0-

     With
                    (8) Shared Dispositive Power
                        -0-


 9) Aggregate Amount Beneficially Owned by Each Reporting Person

    -0-

10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*


11) Percent of Class Represented by Amount in Row 9

    0.0%

12) Type of Reporting Person*

    IA, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages

Item 1              (a)         Name of Issuer:

                                Hometown Bancorporation, Inc.

                    (b)         Address of Issuer's
                                Principal Executive
                                Offices:

                                20 West Avenue
                                P.O. Box 1265
                                Darien, CT 06820-0513

Item 2              (a)         Name of Person Filing:

                                KEEFE MANAGERS, INC.

                    (b)         Address of Principal
                                Business Office or, If
                                None, Residence:

                                375 Park Avenue (31st Floor)
                                New York, New York 10152

                    (c)         Citizenship:

                                Delaware corporation

                    (d)         Title of Class of
                                Securities:

                                Common Stock
                    (e)         CUSIP No.:

                                437859101

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (a)     / / Broker or Dealer registered under Section 15
                                of the Act

                    (b)     / / Bank as defined in section 3(a)(6) of the Act

                    (c)     / / Insurance Company as defined in section
                                3(a)(19) of the Act

                    (d)     / / Investment Company registered under section 8
                                of the Investment Company Act


                               Page 3 of 5 Pages


                    (e)     /X/ Investment Adviser registered under section

                                203 of the Investment Advisers Act of 1940

                    (f)     / / Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

                    (g)     / / Parent Holding Company, in accordance with
                                ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

                    (h)     / / Group, in accordance with ss.240.13d-
                                1(b)(1)(ii)(H)

Item 4                          Ownership:

                    (a)         Amount Beneficially Owned:
                                0

                    (b)         Percent of Class:    0.0%

                    (c)         Number of shares as to
                                which such person has:

                                (i) sole power to vote or to direct the vote:
                                 0

                                (ii) shared power to vote or to direct the vote:
                                 0

                                (iii) sole power to dispose or to direct the disposition of: 0

                                (iv) shared power to dispose or to direct the disposition of: 0

Item 5                          Ownership of Five Percent or Less of a Class:

                                         If this statement is being filed to
                                         report the fact that as of the date
                                         hereof the reporting person has ceased
                                         to be the beneficial owner of more than
                                         5% of the class of securities, check
                                         the following [X].

Item 6                          Ownership of More Than Five Percent on Behalf of
                                Another Person:

                                          Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                                Not Applicable.

                               Page 4 of 5 Pages





Item 8 Identification and Classification of Members of the Group:
                                Not Applicable.

Item 9                          Notice of Dissolution of Group:  Not Applicable.

Item 10                         Certification:

                                By signing below I certify that, to the
                                best of my knowledge and belief, the
                                securities referred to above were
                                acquired in the ordinary course of
                                business and were not acquired for the
                                purpose of and do not have the effect
                                of changing or influencing the control
                                of the issuer of such securities and
                                were not acquired in connection with or
                                as a participant in any transaction
                                having such purpose or effect.




Signature


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            KEEFE MANAGERS, INC.



January 22, 1996                            By:   /s/ Harry V. Keefe, Jr.
                                                -------------------------
                                                         Signature


Harry V. Keefe, Jr., Chairman
---------------------------------
Name/Title


                                 Page 5 of 5 Pages